Exhibit 23.1






INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements of Comcast Corporation on Form S-8 (Nos. 333-101645, 333-101295 and 333-104385),
Form S-3 (Nos.  333-101861 and  333-104034),  and Form S-4 (Nos.  333-101264 and
333-102883) of our reports dated March 11, 2004 (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, effective January 1, 2001, and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," effective January 1,
2002) appearing in this Annual Report on Form 10-K of Comcast Corporation for the year ended December 31, 2003.



/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
March 11, 2004